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                      [LETTERHEAD OF ACCUSTAFF GOES HERE]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:              Michael D. Abney                 Derek E. Dewan
                      Chief Financial Officer          President and CEO
                      (904) 725-5574                   (904) 725-5574

          ACCUSTAFF COMPLETES $28 MILLION MCKINLEY GROUP ACQUISITION

JACKSONVILLE, Florida (June 20, 1996) - AccuStaff Incorporated (Nasdaq/NM:ASTF), a national provider of strategic staffing and outsourcing services, today announced that it has completed the previously announced acquisition of 100% of the stock of The McKinley Group, Inc. in a transaction that will be accounted for as a pooling of interests. The McKinley Group provides a full range of technology services, including project management and temporary technical and consulting personnel to corporate users of large and complex computer systems. These include expert services to improve systems used for manufacturing, distribution, warehousing, transportation, logistics planning and other supply chain functions. Terms of the agreement were not disclosed.

        Headquartered in Front Royal, Virginia, near Washington, D.C., with an office in Atlanta, The McKinley Group was formed in 1987. The company has a very high-quality customer base of generally large, growing companies, including GTE, United Parcel Service, Ericsson, Kaiser Permanente, and Celanese Canada, among others. James Wayland, current president, will continue in his present capacity and report to AccuStaff's Information Technology Group. Revenues are estimated to be in excess of $28 million for calendar year 1996.

        Commenting on the announcement, Wayland said, "Today's clients are seeking technology service providers that can apply technology to benefit the business process. Their focus has shifted to improving their utilization of capital, creating significant demand for the expert services and systems in which we specialize. Teaming with AccuStaff will enable us to increase market share, expand the range of services we offer, and increase operating efficiencies."

        Derek E. Dewan, President and Chief Executive Officer of AccuStaff, said, "We are excited about the acquisition of The McKinley Group. The Information Technology sector of our industry is rapidly expanding due to the proliferation and complexity of computer hardware and software technologies. Our goal is to become the market leader in offering total staffing solutions to these corporations. We now have a network of 26 information technology service offices and a national staffing center as well. This makes us a comprehensive information technology services provider for our growing customer base."

        Dewan also said he expects the momentum of AccuStaff's acquisition pace would continue to be strong. "We have several negotiations in process, and expect to report on additional acquisitions in the near future," he said.

        AccuStaff is a leading national provider of strategic staffing and outsourcing services to businesses, professional and service organizations and governmental agencies. After giving effect to this and other recent acquisitions, the Company will operate 164 branch offices in 26 states and the District of Columbia. AccuStaff is organized into three divisions: the Commercial division, the Professional Services division, and the Telecommunications division.

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